Exhibit 10.63

RESEARCH COLLABORATION AGREEMENT

— INVENTIONS AND MATERIALS —

This Agreement, effective as of September 21, 2005 (the “Effective Date”), is between the University of Massachusetts Lowell (“UML” or “Institution”), a public institution of higher education of the Commonwealth of Massachusetts, and MFIC Corporation, a Delaware corporation (“Sponsor”),

WHEREAS: UML has identified Sponsor’s proprietary Microfluidizer® processor and Microfluidizer® Mixer/Reactor technology as a potentially important sizing and reaction process component to its nanomanufacturing initiative,

WHEREAS: UML desires to evaluate this premise via research and development using Microfluidizer equipment,

WHEREAS: MIFC desires to evaluate their Microfluidizer® materials processor and Microfluidizer® Mixer/Reactor technologies for nanomanufacturing opportunities,

THEN:  Institution and Sponsor hereby agree to this Research Collaboration Agreement as defined by the following terms:

1.     Definitions.

1.1.       “Confidential Information” means confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with the performance of the Research Project, provided that the information is specifically designated as confidential. Confidential Information includes, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, and research and development activities.1.2.  “Indemnitees” means either Institution and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns of Sponsor and its directors, officers, employees, and agents and their respective successors, heirs and assigns.

1.3.       “Inventions” means any potentially patentable or copyrightable innovation based on the Research Results, which is conceived during the term of this Agreement by employees of Institution or Sponsor.

1.4.       “Materials” means any tangible materials, including recorded data, writings, etc.

1.5.       “Patent Rights” means all United States and foreign patent applications claiming an Invention, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to an Invention), and foreign equivalents thereof, as well as any patents issued thereon or reissues or reexaminations thereof. “Institution Patent Rights” means Patent Rights claiming Inventions that are conceived or reduced to practice solely by employees of Institution or by employees of Sponsor utilizing Institution facilities, as determined under the patent laws of the United States, and assigned to Institution. “Joint Patent Rights” means Patent Rights claiming Inventions that are conceived or reduced to practice jointly by employees of Institution and employees of Sponsor, as determined under the patent laws of the United States, and assigned to institution or Sponsor.

1.6.       “Principal Investigator” means an employee of Institution who has primary responsibility for the performance of the Research Project. The Principal Investigator is identified in Section 2.1 below.

1.7.       “Proprietary Materials” means any proprietary Materials other than Project Materials that are furnished by one party (the “Supplier”) to the other party (the “Recipient”) in connection with performance of the Research Project.

1.8.       “Research Project” means the activities described on Exhibit A (“Description of Research Project”), which Institution agrees to perform under the terms and conditions of this Agreement.

1.9.       “Research Results” means all data, test results, laboratory notes, techniques, know-how, and any other information obtained in the performance of the Research Project. The term “Research Results” does not include Project Materials, patentable inventions, copyrighted or copyrightable works, trademarks or service marks, or other intellectual property based on the Research Results. As a matter of policy, Institution ordinarily will not assert trade secret protection for Research Results.

1.10.     “Technical Representative” means an individual designated by Sponsor as its principal contact for consultation and communications with Institution and the Principal Investigator. The Technical Representative is identified in Section 2.1 below.

2.     Performance of Research Project.

2.1.       Principal Investigator and Technical Representative. Dr. Robert Nicolosi, who shall serve as the Project Manager, will have overall responsibility for the Research Project and will be one of the three faculty representatives that serve on the Advisory Committee. The Principal Investigator shall be Dr. Julie Chen, Director – UML Nanomanufacturing Center. She will manage the interaction required to identify specific research initiatives recommended by the Advisory Committee to be set up under this agreement. This Advisory Committee will be composed of Dr. Chen, Dr. Nicolosi and one other faculty representative and two Technical Representatives of Sponsor. When a project is identified, Dr. Chen will recommend a specific Principal Investigator for that project. If Dr. Chen ceases to serve as Principal Investigator for any reason, Institution will promptly notify Sponsor and Institution and Sponsor shall use good faith efforts to identify a mutually acceptable replacement within sixty (60) days. If a suitable replacement Principal Investigator cannot be identified within the sixty-day period, Sponsor may terminate this Agreement as provided in Section 6.2. The Sponsor may change its Technical Representative upon thirty (30) days written notice to Institution.

2.2.       Performance of Research Project. Institution shall use reasonable efforts to complete the Research Project; however, Institution makes no warranties regarding the completion of the Research Project or the achievement of any particular results. The Technical Representative may consult informally with the Principal Investigator, both in person and by telephone, regarding the performance of the Research Project. The Institution shall provide the Technical Representative reasonable access to Institution facilities where the Research Project is being conducted.

2.3        Records, Materials, and Reports. The Project Manager shall prepare and maintain records containing all Research Results, including laboratory notebooks maintained in accordance with customary academic practice. During the term of this Agreement, at his/her convenience, the Principal Investigator shall provide the Technical Representative reasonable access to research records, and the Project Manager shall furnish Sponsor, upon request, reasonable amounts of any Project Materials, subject to availability. Within ninety (90) days after the expiration or termination of this Agreement, the Principal Investigator shall deliver to sponsor a final report describing all significant Research Results in reasonable detail. However, the Principal Investigator may extend this ninety-day deadline for a period of up to an additional thirty (30) days with the consent of Sponsor, which consent shall not be unreasonably withheld.

3.     Responsibilities of Sponsor.

3.1.       Contributions to Research Project. Sponsor shall contribute to the Research Project the support, equipment, personnel, technology, and other resources listed on Exhibit B (“Sponsor Contributions”). Sponsor may also furnish Institution and the Principal Investigator with certain Confidential Information or Proprietary Materials, which shall remain the property of Sponsor. Institution and the Principal Investigator reserve the right to refuse to accept any Confidential Information or Proprietary Materials offered by Sponsor. Exhibit C (“Sponsor Value Contribution to the Research Collaboration Agreement”) provides an estimated value of $545,000 as Sponsor’s contribution to this collaboration.

3.2.       Consideration to Institution. The primary consideration is related to access to the Microfluidizer technologies for purposes of evaluation in UML’s Nanomanufacturing program directed towards new product applications and formulations.

In addition, for each project approved by the Advisory Committee, MFIC will bear the first $3,000 for each discrete project. Any additional monies required for the project will be provided by UML if the monies are available. A Project will proceed only if the Scope of Work, appropriate joint UML and MFIC personnel, a budget, and funds are available.

4.     Confidential Information: Proprietary Materials: Publications.

4.1.       Confidential information.

(a)     Designation. Confidential Information that is disclosed in writing shall be marked with a legend (such as, “Confidential” or “Proprietary”), indicating its confidential status. Confidential Information that is disclosed orally or visually shall be designated as such at the time of its disclosure and shall be documented in a written notice prepared by the Disclosing Party and delivered as soon as possible to the Receiving Party but at latest within thirty (30) days of the date of disclosure; the notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b)     Obligations. During the term of this Agreement and thereafter for a period of five (5) years, the Receiving Party shall (i) maintain all Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the performance of the Research Project; (ii) use all Confidential Information solely for the performance or furtherance of the Research Project; and (iii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for performance of the Research Project, with all reproductions being considered Confidential Information.

(c)     Exceptions. The obligations of the Receiving Party under Section 4.1.(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; however this exception shall not apply to any specific information merely because it is included in more general non-confidential information, nor to any specific combination of information merely because individual elements, but not the combination, are included in non-confidential information, (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information, (iv) is or was disclosed to the Receiving Party at any time by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is, in the opinion of legal counsel to the Receiving Party required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of that disclosure in order to afford the Disclosing Party the opportunity, at election and expense of the Disclosing Party, to respond to such request and /or to attempt to block such disclosure. Further, if such disclosure is compelled the Receiving Party shall disclose only the minimum of the Confidential Information that is required to be disclosed to comply with such order, law or regulation.

(d)     Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) owns its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement or at the request of the Disclosing Party, the Receiving party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one (1) copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

4.2.       Proprietary Materials.

(a)     Limited Use and Transfer. The Recipient shall use Proprietary Materials only for the performance of the Research Project. The Recipient shall use the Proprietary Materials only in compliance with all applicable federal, state, and local laws and regulations. The Recipient shall not use the Proprietary Materials in any in vivo experiments on human subjects. The Recipient shall not transfer any Proprietary Materials to any third party without the prior written consent of the Supplier.

(b)     Warranty Disclaimer. THE SUPPLIER MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO PROPRIETARY MATERIALS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF PROPRIETARY MATERIALS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

(c)     The Recipient acknowledges that the Supplier (or any third party entrusting its Materials to the Supplier) claims ownership of its Proprietary Materials in the possession of the Recipient. The Recipient agrees to cause its employees to execute and deliver any documents of assignment or conveyance to effectuate the ownership rights of the Supplier in Proprietary Materials. Upon the expiration or termination of this Agreement, the Recipient shall at the instruction of Supplier either destroy or return any unused Proprietary Materials.

4.3.       Publications. Institution and its employees may publicly disclose (through journals, lectures, or otherwise) the Research Results, provided that the Institution shall have provided a copy of the proposed disclosure to Sponsor at least sixty (60) days prior to the submission of any written publication and at least thirty (30) days prior to any oral public disclosure (the “Review Period”) to allow Sponsor to determine whether any Invention or its Confidential Information would be disclosed. The parties expressly agree that research grant proposals submitted to federal, state, or local agencies or non-profit organizations should not be subject to review under this Section. If Sponsor reasonably determines that the proposed disclosure would reveal an Invention or Sponsor Confidential Information, then Sponsor shall notify Institution and the Principal Investigator of the determination and its basis prior to the expiration of the Review Period. With respect to disclosure of an Invention, upon receipt of timely notice by Sponsor, the Institution agrees to delay submission of the written publication or presentation of the oral public disclosure until one (1) of the following events occurs: (i) Sponsor and Institution agree that no patentable Invention exists; (ii) Institution or Sponsor files a patent application claiming the relevant Invention pursuant to Article 5; (iii) Sponsor and Institution jointly agree upon deletions that prevent disclosure of any Invention; or (iv) a period of sixty (60) days elapses commencing with the effective date of notice to Institution. With respect to disclosure of Sponsor Confidential

Information, upon receipt of timely notice by Sponsor, the Institution shall use reasonable efforts to cause its employees to delete the Confidential Information from any proposed disclosure.

5.0        Intellectual Property.

The parties agree to the following:

5.1.       Assignment of Rights in Inventions and Project Materials. Either the Principal Investigator or the Project Manager, as appropriate, shall assign to Institution all rights in Inventions and commercial rights in Project Materials. The Principal Investigator shall certify that every person involved in the Research Project shall have signed the University Participation Agreement, which assigns to Institution all rights in Inventions and commercial rights in Project Materials. Sponsor represents and warrants that all of its employees and consultants who may be involved in the Research Project shall have agreed to assign to Sponsor all rights in Inventions and all commercial rights in Project Materials.

5.2.       0wnership of Patent Rights and Project Materials. In accordance with United States patent law, Institution shall have sole ownership of all Institution Patent Rights and Institution and Sponsor shall have joint, undivided ownership of all Joint Patent Rights. Institution shall have sole ownership of commercial rights in Project Materials not claimed in the Patent Rights; however, if a Project Material incorporates one or more Sponsor Proprietary Materials, Institution may not exploit commercial rights in that Project Material without the written consent of Sponsor.

5.3.       Notice of Inventions and Project Materials. The Principal Investigator or the Project Manager, as appropriate, shall promptly disclose to Institution the conception or reduction to practice of any Invention and the development or discovery of any commercially valuable Project Material that is not otherwise disclosed as an Invention. Institution and Sponsor shall provide prompt written notice to the other of the internal disclosure by its employees of any Invention. Institution and Sponsor shall discuss whether to obtain Patent Rights for the Invention and whether the Patent Rights would constitute Institution Patent Rights or Joint Patent Rights. Institution shall provide prompt written notice to Sponsor of the internal disclosure of any commercially valuable Project Material that is not otherwise disclosed as an Invention.

5.4.       Responsibility for Patent Rights.

Subject to any Inter-Institutional Patent Management Agreement resulting from joint inventions, the following procedures will be followed.

(a)     Primary Responsibility with Institution. Institution shall have primary responsibility for the preparation, filing, prosecution, and maintenance of all Institution Patent Rights, using patent counsel reasonably acceptable to Sponsor. Institution shall consult with Sponsor as to the preparation, filing, prosecution and maintenance of Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Sponsor with copies of all relevant documents reasonably in advance of such consultation.

(b)     Cooperation. Institution and Sponsor shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Institution Patent Rights and Joint Patent Rights. Cooperation includes, without limitation, (i) promptly executing all papers and instruments or requiring employees of Institution or Sponsor to execute papers and instruments as reasonable and appropriate so as to enable Institution or Sponsor to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights.

(c)     Payment of Expenses. Within thirty (30) days after Institution invoices Sponsor for patent expenses related to Section 5.5 or from the Inter-Institutional Patent Management Agreement, Sponsor shall reimburse Institution for all reasonable patent-related expenses incurred by Institution pursuant to Subsection 5.4(a). Sponsor may elect, upon sixty (60) days written notice to Institution, to cease payment of the expenses associated with obtaining or maintaining patent protection of or one or more Patent Rights in one or more countries. In that event, Sponsor will lose all rights under this Agreement with respect to Patent Rights in those countries.

5.5.       Option for Exclusive License. For work funded by the Sponsor, Institution grants Sponsor a first option to obtain a worldwide, royalty-bearing, exclusive license (with the right to sublicense) under its commercial rights in any Institution Patent Rights and Joint Patent Rights in the Field (the “Option Right”). Sponsor may exercise the Option Right with respect to a particular Patent Right by written notice to Institution, which is received by Institution not later than sixty (60) days after the disclosure to Sponsor of the relevant Invention (the “Option Period”). If sponsor elects not to exercise the Option Right, or fails to exercise the Option Right during the Option Period, Institution is free to license its commercial rights under the relevant Patent Right to any third party. If Sponsor does elect to exercise the Option Right, Institution and Sponsor shall negotiate in good faith a license agreement containing commercially reasonable terms. Institution and Sponsor are unable to reach agreement within six (6) months after Sponsor exercised the Option Right (the “Negotiation Period”), Institution may offer its commercial rights in the relevant Patent Right to any third parties. However, for a period of one (l) year after the Negotiation Period expires, Institution may only offer those rights to third parties on terms that are not more favorable than the last offer made by Institution to Sponsor, unless Institution first provides Sponsor with written notice of the more favorable offer and Sponsor either (i) declines in writing to accept the offer or (ii) fails to respond to the offer within thirty (30) days alter receiving the notice.

5.6        Joint Inventions. In the case of joint inventions, the parties agree to execute an Inter-Institutional Patent Management Agreement using the University’s Agreement in which the following terms will apply:

•           For new product applications in the areas related to nanoemulsions, nanosuspensions, other formats involving drugs, nutraceuticals, coatings, etc., the Institution will be named as the patent manager, will receive a fee of 15% for marketing and licensing these potential inventions before patent expenses and will distribute to Sponsor 15% of the revenue, which sum shall paid from the Chancellor’s share.

•           For new process improvements in MFZR and MMR technologies, related to materials, design, etc., the Sponsor will be named as the patent manager, will receive a fee of 15% for marketing and licensing these potential inventions before patent expenses and will distribute 5% of the remaining applicable revenue to the Institution.

5.7        Use of Research Results and Project Materials. Each party may use Research Results for any purpose and to use Project Materials for internal research (but not in a commercial product or in connection with a commercial service); provided, however, that in the case of Sponsor, the use does not infringe any claim of a patent application or an issued patent included in the Institution Patent Rights for which Sponsor has failed to obtain a license as provided in Section 5.5. above. If Sponsor desires to obtain a license under the commercial rights of Institution in any Project Materials, Institution agrees to discuss the possibility of granting a license, provided that commercial rights are available for licensing when Sponsor makes its request.

5.8.       Copyrightable Works. Institution or its employees own any copyrighted or copyrightable works (including reports and publications) that are created by Institution employees in the performance of the Research Project. Institution and the Principal Investigator hereby grant Sponsor an irrevocable, royalty-free, nontransferable, nonexclusive right to copy and distribute any research reports furnished to Sponsor under this Agreement and to prepare, copy, and distribute derivative works based on these research reports.

6.          Term and Termination.

6.1.       Term. This Agreement commences on the Effective Date and remains in effect for 12 months, unless earlier terminated in accordance with the provisions of this Agreement.

6.2.      Loss of Principal Investigator. If either the Principal Investigator or the Project Manager shall leave Institution or otherwise terminates his or her involvement in the Research Project, and if Institution and Sponsor fail to identity a mutually acceptable substitute as provided in Section 2. 1., Sponsor may terminate this Agreement upon sixty (60) days prior written notice to Institution.

6.3.       Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

6.4.      Force Majeure. Neither party will be responsible for delays resulting from causes beyond its reasonable, including without limitation fire, explosion, flood, war, strike, or riot, Provided that the non-performing party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

6.5.      Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1, 4, and 7; Sections 2.3. (obligation to deliver final report), 3.2. (obligation to deliver final accounting), 6.5,8.2. 8.3., 8.5., 8. 14. And 8. 15. In addition, the provisions of Article 5 survive termination of this Agreement, as necessary to effectuate the rights of Sponsor, unless Institution has terminated this Agreement because of a material breach by Sponsor pursuant to Section 6.3.

7.          Dispute Resolution.

7.1.      Procedures Mandatory. The parties shall resolve disputes arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are an essential provision of this Agreement. However, all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

7.2.      Dispute Resolution Procedures.

(a)     Negotiation. If there is a dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date notice is received (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

(b)     Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (l20) days after the Notice Date.

(c)     Trial Without Jury. If the parties fail to resolve the dispute through the procedures of this Article 7, or if neither party elects to initiate mediation, either party may pursue any other remedies legally available to resolve the dispute. However, the parties waive any right to a jury trial in any legal proceeding under this Section.

7.3.      Preservation of Rights Pending Resolution.

(a)     Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, either party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)     Provisional Remedies. Although the procedures specified in this Article 7 are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)     Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) will be tolled while the procedures set forth in Subsections 7.2. (a) and 7.2. (b) are pending. The parties shall take any actions necessary to effectuate this result.

8.          Miscellaneous.

8.1.       Compliance with Law and Policies. Sponsor agrees to comply with applicable law and the policies of Institution in the area of technology transfer, including the University of Massachusetts Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, the University of Massachusetts Intellectual Property Policy, and the University of Massachusetts Policy on Faculty Consulting and Outside Activities and shall promptly notify Institution of any violation that Sponsor knows or has reason to believe has occurred or is likely to occur.

8.2.       Indemnification.

(a)     Indemnity. Sponsor shall indemnify, defend, and hold harmless Indemnities against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnities in connection with any claims suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) relating to this Agreement or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification shall not apply to any liability, damage, loss or expense to the extent directly attributable to (i) the negligent activities, gross, wanton or willful conduct or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Sponsor. To the extent allowed by law, institution shall indemnify Sponsor against any suit, claim or proceeding brought against Institution or Sponsor in which and to the extent that: (i) any alleged patent infringement arises from the use by Institution, without advance written approval or consent of Sponsor, of a combination of the Sponsor’s MFZR or MMR equipment with products not supplied by Sponsor, (ii) any material violation of any affirmative covenant or restriction including but not limited to not use the Proprietary Materials in any in vivo experiments on human subjects, non- permitted disclosure of Sponsors trade secrets and customer identities, or the use of .To the extent allowed by law, institution shall indemnify and hold Sponsor, its officers, directors and agents harmless in such suit, claim or proceeding and any damages arising from any of the foregoing acts.

(b)     Procedures. To the extent allowed by law, any of the Indemnities agree to provide the indemnifying party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought from the indemnifying party under this Agreement. the indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to Indemnitees to defend against a claim. To the extent allowed by law, the Indemnities shall cooperate fully with the indemnifying party in any defense and will permit the indemnifying party to conduct and control the defense and the disposition of the claim, suit, or action (including, all decisions relative to litigation, appeal, and settlement). However, to the extent allowed by law, any Indemnitee may retain its own counsel, at the expense of the indemnifying party, if representation by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differences in the interests of the Indemnitee and any other party represented by that counsel. To the extent allowed by law, the indemnifying party agrees to keep Indemnitees informed of the progress in the defense and disposition of the claim and to consult with Indemnitees with regard to any proposed settlement.

8.3.       Publicity Restrictions. Sponsor shall not use the name of Institution or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of Institution. The foregoing notwithstanding, Sponsor shall have the right to disclose that information without the consent of Institution in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Sponsor gives Institution at least ten
(lO) days prior written notice of the proposed text for the purpose of allowing Institution to comment on the text.

8.4.       Warranty Disclaimer. Institution makes no express warranties and disclaims any implied warranties as to any matter relating to this Agreement, including without limitation the performance or results of the Research Project; the availability of legal protection for any Research Results, Project Materials, Inventions, copyrightable works, or any other product of the Research Project; or the validity or enforceability of any Patent Right that may be obtained pursuant to this Agreement. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILTTY OR FITNESS FOR A PARTICULAR PURPOSE FOR ANY PROJECT MATERTALS OR RESEARCH RESULTS, OR THAT THE USE OF PROJECT MATERIALS OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT RIGHTS OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY.

8.5.       Notice to Other Investigators. The Principal Investigator shall furnish all investigators involved in the Research Project, including faculty, staff, students, and postdoctoral fellows, with written notice of their obligations under Articles 4 and 5 of this Agreement.

8.6.       Research Partially Funded by Grants.

(a)     Federal Government. To the extent that any Invention has been funded by the federal government, this Agreement and the grant of any rights in that Invention is subject to and governed by federal law as set forth in 35 U.S.C. 9~ 201-21 i, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform to those laws and regulations, the relevant term shall be invalid and modified by the parties pursuant to Section 8.16.

(b)     Other Organizations. To the extent that any Invention has been partially funded by a non-profit organization or state or local agency, this Agreement and the grant of any rights in that Invention is subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform to those terms, the relevant term shall be deemed an invalid provision and modified by the parties pursuant to Section 8.16. At the request of Sponsor, Institution shall make available to Sponsor the terms of any research grants that will partially fund the Research Project.

8.7.       Tax-Exempt Status. Sponsor acknowledges that Institution, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 2986, as amended. Sponsor also acknowledges that certain facilities in which the Research Project may be performed were financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to Institution reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of Institution or the bonds used to finance Institution facilities, the relevant term or provision therein shall be invalid and modified by the parties pursuant to Section 8. 16.

8.8.       Relations, Parties. Each party is an independent contractor and not an agent or employee of the other party. Neither party may make any statements, representations, or commitments of any kind, or take any action, which is binding on the other party, except as may be explicitly provided for in this Agreement or authorized in writing by the other party.

8.9.       Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original, and all of which together are deemed to be one and the same instrument.

8.10.     Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

8.11.     Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

8.12.     Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Sponsor may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

8.13.     Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to that instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

8.14.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

8.15.     Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand confirmed in writing, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Institution:

Office of Commercial Ventures and Intellectual Property University of Massachusetts Lowell

600 Suffolk Street, 2nd Floor South

Lowell, MA 01854

Attention:	Louis J. Petrovic
Title:	Director, CVIP/Lowell
Tel:	978-934-2577
Fax:	978-934-4043

If to Sponsor:

MFIC Corporation
30 Ossipee Road
Newton, MA 02464-9101
Attention:	Irwin J. Gruveman, P.E.
Title:	Chairman & CEO
Tel:	617-969-5452
Fax:	617-965-1213

All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.16.     Severability. In the event that any provision of this Agreement: (i) is held invalid or unenforceable for any reason, or (ii) jeopardizes the tax-exempt status of Institution or the bonds used to finance Institution facilities under circumstances set for the in Section 8.7, the invalidity, unenforceability, or offending language or provision shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved according to Article 7. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

8.17.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

UNIVERSITY OF MASSACHUSETTS,
LOWELL

By:
William Hogan
Chancellor

MIFC CORPORATION

By:
Irwin J. Gruveman, P.E.
Chairman & CEO

Exhibit A

The UML Nanomanufacturing research initiative will investigate in a series of research projects the sizing, encapsulation, reaction, and other potential applications of Microfluidizer® technology. Initial projects will be focused on the Sponsor’s Microfluidizer® Processor (MFZR) and Microfluidizer® Mixer/Reactor (MMR) technologies.

Projects for this research collaboration will be chosen after review of an Advisory Committee composed of Dr. Julie Chen, Dr. Robert Nicolosi and one other Institution faculty representative and two Technical Representatives of Sponsor.

Exhibit B

For this research collaboration, Sponsor will:

1.       Consign an MMR lab system to be installed and located at UML.

2.       Train users, consult on proposed uses, and advise on development.

3.       Share MMR technology and MFZR technology/database subject to the confidentiality terms of this Research Collaboration Agreement.

4.       Develop chamber design and optimization technology, and optimize process and post-process procedures, both general and specific, jointly with UML research investigators.

5.       If additional MFZR and MMR equipment is needed, it will be provided at 70% of best third party price. Acquisition is dependent on UML’s ability to pay for the equipment.

6.       For each project recommended by the Advisory Committee that is specifically oriented towards Sponsor’s research objectives, Sponsor will bear the first $3,000 for each discrete project. Any further monies needed will be provided by UML if the monies are available. Sponsor’s commitment to fund $3000 for recommended discrete projects in any twelve month period shall be capitated at $36,000. Sponsor shall not be obligated to fund additional projects in such timeframe, except as Sponsor in its sole discretion shall deem reasonable and appropriate.

7.       Sponsor will support UML’s efforts to obtain funding from Federal, Massachusetts, Foundation, and commercial (strategic partner) sources. Such support could be in the form of subcontract, consignment of equipment, matching funds, in kind contributions, and other as required on a case by case basis, but only to the extent that Sponsor, in its sole discretion, shall determine is reasonable and warranted under the circumstances.

8.       When needed, Sponsor will provide marketing inputs needed and required by the Advisory Committee and undertaken by various units (CVIP, College of Management, other) of UML. Such marketing inputs shall be provided in such reasonable amounts and at such times as shall be reasonably convenient to MFIC as shall not unduly interfere with Sponsor’s business, in Sponsor’s sole judgment.

Appendix C

MFIC (Sponsor) Value Contribution to Research Collaboration Agreement

MFIC Corporation, together with its subsidiary, Microfluidics Corporation, collectively “Sponsor”, has been in discussions since the summer, 2004 with the University of Massachusetts Lowell (the “University”) regarding the proposed Research Collaboration. During this period of time, Sponsor has devoted considerable time and attention to identifying and evaluating key terms and conditions to meet the University’s objectives in this collaboration.

As an indication of good faith and seriousness regarding the proposed Research Collaboration, Sponsor has already committed and proposes to commit significant monetary value and resources, including but not limited to:

1.     A Microfluidizer® processor, valued at almost $100,000 has already been on loan to Professor Robert Nicolosi. This Microfluidizer processor resides in Dr. Nicolosi’s lab on the University’s South Campus.

2.     Sponsor has already supported the ongoing operation of the Microfluidizer processor in Dr. Nicolosi’s lab, including provision of technical support, spare parts and service support. This work to date is valued at ~$10,000.

3.     As part of the proposed future Research Collaboration, Sponsor has already agreed to provide one of only two state-of-the-art MMR systems, equipped with dual feed and chamber capability. The MMR has a current value of over $350,000 and Sponsor has agreed to having this MMR system physically reside on the campus of the University.

4.     In support of the MMR system on campus at the University, Sponsor has also agreed to support with technical capability, spare parts and service to ensure full and continuous operation of the MMR system. This service component offering if sold commercially has a value of ~10% or $35,000 of the MMR system’s sale value over 2005.

5.     The proposed Research Collaboration calls for the formation, assembly and participation of key members of both Sponsor and University to identify and evaluate ongoing research and development product applications using both Sponsor’s Microfluidizer processor and the MMR system. To this end, senior management at Sponsor are anticipating spending some days per month ensuring that the Research Collaboration is proceeding according to the agreed to plan, milestones and timeframe. We estimate the monetary value of this personnel effort and contribution by Sponsor to be worth in excess of $50,000 over 2005. Such valuation of Sponsor’s contribution is predicated upon the appropriate expenditure of time to the Research Collaboration activities by MFIC’s Vice President of R&D, Dr. Thomai Panagiotou.

Therefore, we estimate Sponsor’s monetary value to the Research Collaboration to be in excess of $545,000, and during 2005, in excess of the likely time and materials effort on the part of the University.